Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
GenVec, Inc.:

We consent to the use of our report dated March 28, 2014, with respect to the balance sheet of GenVec, Inc. as of December 31, 2013, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2014, Annual Report on Form 10-K of GenVec, Inc., incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia
November 19, 2015